Exhibit 99.1

Jabil Announces CEO Succession

Kenny Wilson to become CEO, effective May 1, 2023

ST. PETERSBURG, FL – November 4, 2022 – Jabil Inc. (NYSE: JBL) today announced that Kenny Wilson has been named as the company’s next Chief Executive Officer and will continue to work closely with Mark Mondello, Jabil’s current Chairman and CEO, before assuming the role of CEO on May 1, 2023.

Mondello, a Jabil employee for more than 30 years, will continue to serve as Executive Chairman following the effective date of Wilson’s appointment.

“Mark’s commitment to Jabil, our employees and our investors has been resolute,” said Steve Raymund, Lead Independent Director. “He embodies our value set here at Jabil and leads with passion and care. Furthermore, over the past two years, Mark has been fully transparent about his plans, allowing us the opportunity to work together to ensure a thorough succession plan, one that led to the selection of Kenny Wilson, a long-tenured and superbly prepared Jabil leader.”

“On behalf of the Board of Directors, I want to thank Mark for his astounding achievements during his tenure as Jabil’s CEO,” said Raymund. “Mark intends to focus on strategy and corporate development, along with other responsibilities. We look forward to his continued contributions as an active and engaged Executive Chairman.”

Wilson joined the company in 2000 and has admirably delivered for Jabil, on assignments in Europe, Asia and the Americas. Most recently, he has held the title of Executive Vice President, successfully leading the Jabil Greenpoint Team.

“The ethos of our company is all about our people and Kenny is a tremendous example of a tireless leader who possesses great followership throughout the company,” Mondello said. “He has a track record of delivering results for over 20 years. I look forward to maintaining our close-knit working relationship, as we continue to serve our stakeholders worldwide.”

About Jabil:

Jabil (NYSE: JBL) is a manufacturing solutions provider with over 260,000 employees across 100 locations in 30 countries. The world’s leading brands rely on Jabil’s unmatched breadth and depth of end-market experience, technical and design capabilities, manufacturing know-how, supply chain insights and global product management expertise. Driven by a common purpose, Jabil and its people are committed to making a positive impact on their local community and the environment. Visit www.jabil.com to learn more.

# # #

Media Contact

Timur Aydin

Director, Enterprise Content and Media

timur_aydin@jabil.com

Investor Relations Contact

Adam Berry

Vice President, Investor Relations

adam_berry@jabil.com